DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND

FORM N SAR
EXHIBIT LIST
Annual Period Ended October 31, 2008


SUB ITEM 77E:  Legal proceedings

On September 15, 2008, Lehman Brothers
Holdings Inc. (Lehman) filed a voluntary petition for bankruptcy relief under chapter 11 of Title 11 of the United States Code in the United
States Bankruptcy Court for the Southern
District of New York.  Subsequently, several
Lehman affiliates, including Lehman Brothers
Special Financing Inc. on October 3, 2008, filed for similar relief in the same court. On October
11, 2008, Lehman and its affiliates filed a motion, which was approved on October 16, 2008, requesting joint administration of these chapter 11 cases in the United States
Bankruptcy Court for the Southern District of
New York.

The investment manager of the Fund intends to file a proof of claims against Lehman Brothers
Special Financing Inc.  As of the date of this N-
SAR, the total value of the claims expected to be filed against Lehman Brothers Special Financing
Inc. for the Fund is approximately $36,509.00.
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